SUBLEASE AGREEMENT

This Sublease Agreement (this "Sublease") is executed this 31st day of March, 2010, by and between Vertro, Inc., a Delaware corporation ("Sublandlord") and MIVA AK, Inc., a Delaware corporation ("Subtenant").

WITNESSETH:

WHEREAS, Mick Vorbeck ("Master Landlord"), and Sublandlord, as Tenant, executed that certain Office Building Lease,  dated January 31, 2002, (as amended, modified and/or supplemented, the "Master Lease"), a copy of which is attached hereto as Exhibit A, with respect to certain "Premises" described therein (the "Premises") known as CNL Bank Building located in Fort Myers, Florida (the "Building"); and

WHEREAS, Sublandlord desires to sublease the Premises consisting of approximately 3,646 square feet (the "Subleased Premises Rentable Area") as more particularly described in Exhibit B hereto (the "Subleased Premises") and Subtenant desires to lease the Subleased Premises from Sublandlord under and subject to the terms of the Master Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.           Sublease; Condition of Subleased Premises.  Effective April 12, 2010, Sublandlord hereby leases to Subtenant, and Subtenant hereby hires and subleases from Sublandlord, the Subleased Premises in an "AS IS" condition and upon and subject to all of the terms, covenants, and conditions provided for herein.  Subtenant may remove the glass dividing wall at the west end of the Premises.

2.           Term.  The term for possession of the Premises under this Sublease shall be for the period commencing on April 12, 2010 and continuing through term of the Master Lease.  Notwithstanding anything to the contrary herein, the Base Rent for the Subleased Premises shall not commence until July 12, 2010, and Additional Rent and electric shall commence on the date hereof.

3.           Rent.

(a)             Base Rent.  Subtenant shall pay Sublandlord for the use and occupancy of the Subleased Premises "Base Rent" as and when the same is due under the Master Lease.  For purposes of this Agreement the “Base Rent” shall be $43,760 per annum, subject to an annual rent increase of 3%.

(b)             Common Area Maintenance Expenses.  Subtenant shall not be required to pay to Sublandlord any “Common Area Maintenance Expenses” (as defined in the Master Lease) for the Subleased Premises.

(c)             Additional Rent.  Subtenant shall pay to Sublandlord as "Additional Rent" when the same is due under the Master Lease all amounts set forth in Sections 6, 7, 8 and 10 of the Fourth Amendment to Lease dated March 31, 2010 (“Fourth Amendment”), by and between Sublandlord and Master Landlord, as well as $12,501 per annum, payable in monthly installments of $1,041.75, for Subtenant’s contribution for parking lot expenses.  All Base Rent and Additional Rent is collectively referred to as, "Rent".

In the event Subtenant is required to make a payment to Sublandlord pursuant to Section 10 of the Fourth Amendment, Sublandlord agrees to take commercially reasonable efforts to assist Subtenant as Subtenant may from time to time request in seeking to collect any such amounts from Southwest Florida Health System, Inc. (“Consult-A-Nurse”), however, Subtenant shall reimburse Sublandlord for any all reasonable costs and expenses (including reasonable attorneys' fees) actually incurred by Sublandlord in connection therewith.  If Subtenant gives notice to Sublandlord requesting that Sublandlord institute an appropriate action or proceeding for the enforcement of said obligations against Consult-A-Nurse and Sublandlord shall fail to do so within a reasonable time after Subtenant’s written request therefor (no less than 20 days after receipt of such written request), then Subtenant shall have the right to institute an appropriate action or proceeding against Consult-A-Nurse in the name of Sublandlord to enforce Sublandlord’s rights under the Office Building Lease for the fourth floor of the Premises between Sublandlord and Consult-A-Nurse which are applicable to Subtenant by virtue of this provision (and Sublandlord shall reasonably cooperate with such reasonable requests of Subtenant as may be necessary to enable Subtenant to proceed in Sublandlord’s name).

(d)             Electric.  Subtenant acknowledges that the Subleased Premises do not have a separate electric meter.  Subtenant shall pay one-third (1/3) of Sublandlord’s electric bill for the 5th Floor of the Building.  Such payment shall be made within 30 days of receipt of invoice from Sublandlord.

(e)             Payment.  Subtenant shall pay all Rent to Sublandlord at the address Sublandlord may designate from time to time in writing.

(f)             Late Payment.  If Subtenant fails to pay any Rent or other amounts due under the Master Lease when due and owing pursuant to this Sublease, Subtenant shall pay any and all late charges and interest charges due and owing under the Master Lease.  Further, Subtenant shall pay to Sublandlord any actual costs reasonably incurred by Sublandlord as a result of Subtenant's failure to pay such amounts when due and owing within five (5) days of receipt of notice from Sublandlord regarding such amounts.

4.           Termination.  If at any time prior to the expiration of the term of the Sublease, the Master Lease shall terminate or be terminated for any reason, or Sublandlord's right to possession shall terminate without termination of the Master Lease, this Sublease shall simultaneously terminate.

5.           Use.  Subtenant may use the Subleased Premises for any purpose that is permitted under the Master Lease.

6.           Notice.  Notices given hereunder shall be given in the same manner as required under the Master Lease to the parties at the following addresses:

SUBLANDLORD:

Vertro, Inc.
5220 Summerlin Commons Blvd.
Fort Myers, FL 33907
Attn: General Counsel

SUBTENANT:	MIVA AK, Inc.
5220 Summerlin Commons Blvd., Suite 400
Fort Myers FL 33907
Attn: General Manager

With a copy to:	Adknowledge, Inc.
3003 Exposition Blvd., First Floor
Santa Monica, CA 90404
Attn: General Counsel

7.           The Master Lease.

(a)           It is hereby agreed that Sublandlord leases the Subleased Premises to Subtenant upon each and all of the terms, conditions, covenants and obligations of the Master Lease, and Subtenant hereby unconditionally and irrevocably accepts this Sublease and the Subleased Premises subject to and upon, and hereby irrevocably and unconditionally assumes and agrees to be bound by and perform, each and all of the terms, conditions, covenants and obligations of the Master Lease binding on the "Tenant" thereunder with respect to the Subleased Premises, and such terms, conditions, covenants and obligations of the Master Lease are hereby incorporated by reference herein as if Sublandlord were the "Landlord" thereunder and Subtenant were the "Tenant" thereunder and the "Premises" therein were the Subleased Premises, except as otherwise expressly provided herein and except to the extent that the terms of the Master Lease are inconsistent with the express terms of this Sublease.

(b)           Subtenant shall look solely and directly to the Master Landlord for any and all services to be provided to the Subleased Premises pursuant to the Master Lease or otherwise.  Failure on the part of the Master Landlord or any party to provide these services shall not be a default by Sublandlord of its obligations under this Sublease.

(c)           Sublandlord agrees to take commercially reasonable efforts to assist Subtenant as Subtenant may from time to time request in seeking to enforce Master Landlord's obligations to provide services and rights pursuant to the Master Lease; provided, however, that Subtenant shall reimburse Sublandlord for any all reasonable costs and expenses (including reasonable attorneys' fees) actually incurred by Sublandlord in connection therewith.  If and to the extent Sublandlord receives an abatement of rent with respect to all or any portion of the Subleased Premises on account of such lack of services, then Sublandlord shall grant a parallel abatement (pertaining to such portion of the Subleased Premises) to Subtenant.  If Master Landlord shall default in the performance of any of Master Landlord's obligations under the Master Lease, Sublandlord shall, at Subtenant's written reasonable request, use commercially reasonable efforts to cause Master Landlord to remedy such default (including but not limited to promptly sending notice of such default to Master Landlord); and if (x) such default shall continue uncured beyond the applicable cure period provided in the Master Lease, and (y) Subtenant shall give notice to Sublandlord requesting that Sublandlord institute an appropriate action or proceeding for the enforcement of said Master Landlord obligations and Sublandlord shall fail to do so within a reasonable time after Subtenant’s written request therefor (no less than 20 days after receipt of such written request), then Subtenant shall have the right to institute an appropriate action or proceeding against Master Landlord in the name of Sublandlord to enforce Sublandlord’s rights under the Master Lease which are applicable to Subtenant (and shall reasonably cooperate with such reasonable requests of Subtenant as may be necessary to enable Subtenant to proceed in Sublandlord’s name), using counsel reasonably acceptable to Sublandlord (it being agreed that Gibson, Dunn & Crutcher LLP is hereby deemed acceptable).

(d)           Sublandlord shall not (A) (1) do anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited. or (2) permit any such violation or breach, (B) voluntarily cancel or surrender the Master Lease, or (C) assign or sublease its interest thereunder (other than pursuant to this Sublease).

(e)           Sublandlord may not modify, or cause to be modified, the Master Lease, without the consent of Subtenant, which consent may be granted or withheld in Subtenant's reasonable discretion.

(f)           Sublandlord shall promptly furnish Subtenant with copies of all notices relating to the Subleased Premises which Sublandlord receives from Master Landlord.

(g)           Sublandlord agrees to pay all Rent with respect to that portion of the Premises not subleased hereunder according to the terms and conditions set forth in the Master Lease.

(h)           Sublandlord hereby represents and warrants to Subtenant that (i) the Master Lease is in full force and effect as of the date hereof; (ii) a true, correct and complete copy of the Master Lease has been delivered to Subtenant, together with any amendments, modifications and supplements thereto, and is attached hereto as Exhibit A; (iii) Sublandlord has received no notice or claim that the Subleased Premises do not comply with applicable legal requirements for general office use, (iv) Sublandlord has fully performed its obligations under the Master Lease in all material respects through the date of this Sublease, (v) to the knowledge of Sublandlord, there are no pending claims against Sublandlord nor, to the knowledge of Sublandlord, any facts that would reasonably be expected to give rise to a claim against Sublandlord, under the Master Lease by the counterparties thereto,  (vi) there exists no defaults by Sublandlord (or any event that, with the giving of notice or the passage of time or both, would constitute a default on the part of Sublandlord) under the Master Lease and (vii) to Sublandlord’s knowledge, there exists no defaults by Master Landlord (or any event that, with the giving of notice or the passage of time or both, would constitute a default by Master Landlord) under the Master Lease.

(i)           Sublandlord shall not modify the Master Lease without Subtenant's prior consent, and any such modification shall not be effective against Subtenant without Subtenant's written consent.

(j)           Wherever in the Master Lease the Tenant thereunder is required to obtain the consent of Master Landlord prior to taking any action, Subtenant shall notify Sublandlord of such request and Sublandlord shall use commercially reasonably efforts to obtain the consent of Master Landlord.  Subtenant shall not take any such action without obtaining the consent of Master Landlord and the reasonable consent of Sublandlord.

8.           Brokerage.  Except for Commercial Property Southwest Florida, LLC, each party represents and warrants to the other that it has not dealt with any broker, consultant, finder or agent in connection with this Sublease and Sublandlord and Subtenant each hereby indemnifies and holds harmless the other against and from any and all claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith including, without limitation, attorneys' fees and expenses, arising from any breach by such party of the foregoing representation and warranty made by it.

9.           Sublease.  Subtenant may not assign this Sublease, or sublet the Subleased Premises, or any part thereof, without the prior written consent of the Sublandlord, which may be withheld in Sublandlord's reasonable discretion.  This Sublease shall not be assigned by operation of law.  Any attempt to sell, assign, or sublet without the reasonable consent of Sublandlord and Master Landlord (if required under the Master Lease) shall constitute a default hereunder by Subtenant.

10.           Defaults.  The occurrence of any of the following shall constitute an Event of Default by Subtenant:

(a)           Failure to pay Base Rent or Additional Rent or any other amount due under the Master Lease when due and owing by Subtenant and such failure continues for three (3) business days of after written notice of such has been given to Subtenant by Sublandlord.

(b)           Failure to perform any other provision of this Sublease if (i) the failure to perform is not curable, or (ii) the failure to perform is curable, but is not cured within thirty (30) days after notice has been given to Subtenant.  If the default is curable, but cannot reasonably be cured within thirty (30) days, Subtenant shall not be in default of this Sublease if Subtenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default, provided, however that in no event shall a default remain uncured for a period of more than ninety (90) days.

11.           Indemnification by Subtenant.  Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from and against any and all claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from (i) the breach or default by Subtenant of any term, covenant, or agreement on the part of Subtenant to be performed pursuant to the terms of this Sublease or the Master Lease; (ii) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subleased Premises resulting from any act or omission of Subtenant, its agents, contractors, servants, employees, invitees, concessionaires or licensees; or (iii) any injury or damage to the person, property, or business of Subtenant, its employees, agents, contractors, or invitees entering upon the Subleased Premises, provided, however, and notwithstanding anything to the contrary contained in this section, Subtenant shall not be obligated to indemnify Sublandlord against any such loss, cost, damage, expense or liability to the extent caused by Sublandlord’s gross negligence or willful misconduct.  In case any action or proceeding is brought against Sublandlord by reason of any such claim, Subtenant, upon notice from Sublandlord, covenants to diligently defend such action or proceeding, and to retain legal counsel reasonably satisfactory to Sublandlord in connection therewith.

12.           Indemnification by Sublandlord.  Sublandlord agrees to indemnify Subtenant and hold Subtenant harmless from and against any and all claims, damages, costs and expenses (including reasonable attorneys' fees) arising from (i) the breach or default by Sublandlord of any term, covenant, or agreement on the part of Sublandlord to be performed pursuant to the terms of this Sublease or the Master Lease Premises due to the gross negligence or willful misconduct of Sublandlord; or (ii) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Premises due to the gross negligence or willful misconduct of Sublandlord.  In case any action or proceeding is brought against Subtenant by reason of any such claim, Sublandlord, upon notice from Subtenant, covenants to diligently defend such action or proceeding, and to retain legal counsel reasonably satisfactory to Subtenant in connection therewith.

13.           Guaranty.  The parties agree that contemporaneously with the execution of this Sublease, the parent company of Subtentant shall finalize, execute and deliver a guaranty of sublease in a form substantially similar to that set out at Exhibit 1, attached hereto and incorporated herein.

14.           Governing Law.  This Sublease shall be construed and enforced in accordance with the laws of the State in which the Building is located.

15.           Right of First Refusal.  Subtenant shall have the right of first refusal to sublease (i) the space located immediately to the west of the Subleased Premises (as outlined in Exhibit B) (the “HR Space”); or (ii) any or all of the remainder of the 5th Floor of  the Office Building (the “Remainder”).  In the event Sublandlord receives an offer to rent the Remainder or the HR Space which it desires to pursue, Sublandlord shall communicate the terms of the offer to Subtenant and Subtenant shall have five (5) business days to elect whether or not to lease the space on the terms set forth in the offer.  In the event Subtenant shall not respond in writing during such time period it shall be deemed to have waived its right of first refusal as to such space. Notwithstanding the foregoing, if at any time the HR Space or the Remainder is unoccupied by Sublandord or any other party and Sublandlord has not received an offer to rent the HR Space or the Remainder, as applicable, Subtenant may upon notice to Sublandlord elect to lease the HR Space and/or the Remainder based on a rate of $12.00 per rentable square foot, subject to an annual rent increase of 3%.

16.           Miscellaneous.

(a)           This Sublease may not be modified or amended without the prior written consent of Sublandlord and Subtenant.

(b)           If any provision of this Sublease shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity of any other provision of this Sublease.

(c)           This Sublease may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(d)           This Sublease shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns, subject to all agreements and restrictions contained in the Master Lease and this Sublease with respect to sublease, assignment or other transfer.  The agreements contained herein and the Master Lease constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements except for the Master Lease, written or oral, inconsistent herewith.

(e)           Capitalized terms which are not otherwise defined shall have the meanings ascribed to such terms in the Master Lease.

(f)           The parties acknowledge and agree that the square footage of the Subleased Premises as set forth in the recitals to this Agreement are estimates and the parties stipulate that any discrepancy between actual square footage and the estimate shall have no bearing on this Sublease, including, but not limited to, the amount of Base Rent paid hereunder.

(g)           Subtenant shall leave all of the items listed on Exhibit 2 on the 4th floor of the Building and title thereto shall transfer to South West Florida Health System, Inc.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement the day and year first above written.

SUBLANDLORD:

Vertro, Inc.

By:	/s/ John B. Pisaris
Name:	John B. Pisaris
Title:	General Counsel

SUBTENANT:

MIVA AK, Inc.

By:	/s/ Sloan Gaon
Name:	Sloan Gaon
Title:	General Manager

EXHIBIT A

MASTER LEASE

EXHIBIT B

SUBLEASED PREMISES

EXHIBIT 1

FORM OF GUARANTY

This GUARANTY is entered into this __ day of March 2010, by Adknowledge, Inc. (the “Guarantor”) having an address of 4400 Madison Avenue, 10th Floor, Kansas City, MO 64112.

WHEREAS, on the __ day of March 2010, MIVA AK, Inc., a Delaware corporation (“Sublessee”) entered into a Sublease Agreement (the “Lease”) with Vertro, Inc., a Delaware corporation (“Sublessor”).

WHEREAS, the Guarantor desires to become the surety for and guarantee the prompt and faithful performance by the Sublessee under the Lease.

In consideration of the Sublessor’s execution of the Lease and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Guarantor agrees as follows:

1.           The Guarantor is and shall be the surety and guarantor for the prompt and faithful performance by Sublessee of the Lease and all th terms, covenants and conditions therof, including without limitation, the payment by Sublessee of all rent (minimum, percentage and additional rent) and all other sums to become due thereunder.

2.           Guarantor agrees that (1) this obligation shall be binding upon Guarantor without any further notice of acceptance hereof; immediately upon each and every default by Sublessee, after notice to or demand upon Guarantor, Guarantor will pay to Sublessor the sum or sums in default and will comply with or perform all of the terms, covenants and conditions of the Lease which are binding upon the Sublessee as provided in the Lease; (2) no extension, forbearance or leniency extended by Sublessor to the Sublessee shall discharge Guarantor; (3) Sublessee may exercise any or all of the extensions or options to renew the term of the Lease without notice to Guarantor, and Guarantor will remain as surety and guarantor during any extension or option periods; (4) Sublessor and Sublessee without notice or consent of Guarantor (provided that it does not increase the monetary liability of Guarantor) may at any time or times enter into such modifications, extensions, amendments, assignments or other covenants respecting the Lease and that Guarantor shall not be released hereunder, it being intended that any joinder, waiver, consent or agreement by Sublessee by its own operation, shall be deemed to be a joinder, consent, waiver or agreement by Guarantor with respect hereto and that Guarantor shall continue as Guarantor with respect to the Lease as so modified, extended, amended, assigned or otherwise affected, except as to any provisions which increase Guarantor’s monetary liability without Guarantor’s express agreement hereto.

The obligations of Guarantor herein shall be extensive with and shall remain in effect as long as Sublessee’s obligations in and under the Lease and all extensions or modifications thereof shall continue.  In the event of the termination of this Lease by a trustee in bankruptcy, the Guarantor shall automatically replace the Sublessee and shall become the Sublessee under the Lease, subject to all the same terms and conditions as contained within the Lease, but only for the unexpired term thereof.  Guarantor agrees to be bound by each and every covenant, obligation, power and authorization, without limitation, in the Lease, with the same force and effect as if it were designated in and had executed the Lease as Sublessee.  The obligations created hereunder shall be joint and several.

IN WITNESS WHEREOF, the Guarantor has set hand(s) and seal(s) the __ day of March, 2010.

WITNESSES:	GUARANTOR

Adknowledge, Inc.

	By:	/s/ Michael Geroe
	Name:	Michael Geroe
	Title:	General Counsel

Sate of California	)
	)	ss
County of Los Angeles	)

The foregoing instrument was acknowledged before me this 9th day of April, 2010, by Leilani Simmons.  He (__) is personally known to me or ( x ) has produced drivers license as identification.

By:	/s/ Leilani Simmons
Notary Public
Print Name: Leilani Simmons

My Commission Expires: 9-21-11

EXHIBIT 2